SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 4)*

Quad/Graphics, Inc.
(Name of Issuer)

Class A Common Stock, $0.025 par value
(Title of Class of Securities)

747301109
(CUSIP Number)

December 31, 2015
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

(Page 1 of 25 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 747301109	13G/A	Page 2 of 25 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 3 of 25 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 4 of 25 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Master, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 5 of 25 Pages

1	NAME OF REPORTING PERSON Centerbridge Credit Partners Offshore General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 6 of 25 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners Strategic Debt Acquisition, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 7 of 25 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners Debt Acquisition, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 8 of 25 Pages

1	NAME OF REPORTING PERSON Centerbridge Capital Partners SBS, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 9 of 25 Pages

1	NAME OF REPORTING PERSON Centerbridge Associates, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 10 of 25 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 11 of 25 Pages

1	NAME OF REPORTING PERSON Centerbridge Special Credit Partners General Partner, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 747301109	13G/A	Page 12 of 25 Pages

1	NAME OF REPORTING PERSON Mark T. Gallogly
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 747301109	13G/A	Page 13 of 25 Pages

1	NAME OF REPORTING PERSON Jeffrey H. Aronson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER -0-
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER -0-
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%
12	TYPE OF REPORTING PERSON IN

CUSIP No. 747301109	13G/A	Page 14 of 25 Pages

Item 1(a).	NAME OF ISSUER

The name of the issuer is Quad/Graphics, Inc. (the "Company").

Item 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

The Company's principal executive offices are located at N61 W23044 Harry's Way, Sussex, Wisconsin 53089-3995.

Item 2(a).	NAME OF PERSON FILING

This statement is filed by:

(i)	Centerbridge Credit Partners, L.P., a Delaware limited partnership ("CCP"), with respect to the Common Stock beneficially owned by it;
(ii)	Centerbridge Credit Partners General Partner, L.P., a Delaware limited partnership ("CCPGP"), as general partner of CCP, with respect to the Common Stock beneficially owned by CCP;
(iii)	Centerbridge Credit Partners Master, L.P., a Cayman Islands limited partnership ("CCPM"), with respect to the Common Stock beneficially owned by it;
(iv)	Centerbridge Credit Partners Offshore General Partner, L.P., a Delaware limited partnership ("CCPOGP"), with respect to the Common Stock beneficially owned by CCPM;
(v)	Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership ("SBS"), with respect to the Common Stock beneficially owned by it;
(vi)	Centerbridge Capital Partners Debt Acquisition, L.P., a Delaware limited partnership ("CCPDA"), with respect to the Common Stock beneficially owned by it;
(vii)	Centerbridge Capital Partners Strategic Debt Acquisition, L.P., a Delaware limited partnership ("CCPSDA"), with respect to the Common Stock beneficially owned by it;
(viii)	Centerbridge Associates, L.P., a Delaware limited partnership ("CALP"), as general partner of SBS, CCPDA and CCPSDA, with respect to the Common Stock beneficially owned by SBS, CCPDA and CCPSDA;
(ix)	Centerbridge Special Credit Partners, L.P., a Delaware limited partnership ("CSCP"), with respect to the Common Stock beneficially owned by it;
(x)	Centerbridge Special Credit Partners General Partner, L.P., a Delaware limited partnership ("CSCPGP"), as general partner of CSCP, with respect to the Common Stock beneficially owned by CSCP;
(xi)	Mark T. Gallogly ("Mr. Gallogly"), who, indirectly, through various intermediate entities controls CCPGP, CCPOGP, CSCPGP, CALP, with respect to the Common Stock beneficially owned by CCP, CCPGP, CCPM, CCPOGP, SBS, CCPDA, CCPSDA, CALP, CSCP and CSCPGP; and

CUSIP No. 747301109	13G/A	Page 15 of 25 Pages

(xii)	Jeffrey Aronson ("Mr. Aronson"), who, indirectly, through various intermediate entities controls CCPGP, CCPOGP, CSCPGP, CALP, with respect to the Common Stock beneficially owned by CCP, CCPGP, CCPM, CCPOGP, SBS, CCPDA, CCPSDA, CALP, CSCP and CSCPGP.

The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

The address of the business office of each of the Reporting Persons is 375 Park Avenue, 12th Floor, New York, NY 10152.

Item 2(c).	CITIZENSHIP

CCP, CCPGP, CCPOGP, SBS, CCPDA, CCPSDA, CALP, CSCP and CSCPGP are limited partnerships organized under the laws of the State of Delaware. CCPM is a limited partnership organized under the laws of the Cayman Islands.
Messrs. Gallogly and Aronson are citizens of the United States.

Item 2(d).	TITLE OF CLASS OF SECURITIES

Class A Common Stock, $0.025 par value

Item 2(e).	CUSIP NUMBER

747301109

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rules 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

CUSIP No. 747301109	13G/A	Page 16 of 25 Pages

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	A non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J);
(k)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	OWNERSHIP

This Schedule 13G/A reports beneficial ownership of shares of Common Stock beneficially owned by the Reporting Persons as of the date hereof.

A.	Centerbridge Credit Partners, L.P., and Centerbridge Credit Partners General Partner, L.P.
	(a)	Amount beneficially owned: -0-
	(b)	Percent of class: 0%.
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: -0-
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: -0-
CCP has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by CCPGP, its general partner. CCPGP does not directly own any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, CCPGP may be deemed to beneficially own the shares of Common Stock beneficially owned by CCP. However, none of the foregoing should be construed in and of itself as an admission by CCPGP or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, CCPGP expressly disclaims beneficial ownership of shares of Common Stock owned by CCP.

B.	Centerbridge Credit Partners Master, L.P. and Centerbridge Credit Partners Offshore General Partner, L.P.
	(a)	Amount beneficially owned: -0-
	(b)	Percent of class: 0%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: -0-
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: -0-
CCPM has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by CCPOGP, its general partner. CCPOGP does not directly own any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, CCPOGP may be deemed to beneficially own the shares of Common Stock beneficially owned by CCPM. However, none of the foregoing should be construed in and of itself as an admission by CCPOGP or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, CCPOGP expressly disclaims beneficial ownership of shares of Common Stock owned by CCPM.

CUSIP No. 747301109	13G/A	Page 17 of 25 Pages

C.	Centerbridge Capital Partners SBS, L.P.
	(a)	Amount beneficially owned: -0-
	(b)	Percent of class: Less than 0%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: -0-
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: -0-
SBS has the power to dispose of and the power to vote the Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CALP.

D.	Centerbridge Capital Partners Debt Acquisition, L.P.
	(a)	Amount beneficially owned: -0-
	(b)	Percent of class: 0%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: -0-
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: -0-
CCPDA has the power to dispose of and the power to vote the Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CALP.

E.	Centerbridge Capital Partners Strategic Debt Acquisition, L.P.
	(a)	Amount beneficially owned: -0-
	(b)	Percent of class: Less than 0%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: -0-
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: -0-
CCPSDA has the power to dispose of and the power to vote the Common Stock beneficially owned by it, which powers may also be exercised by its general partner, CALP.

F.	Centerbridge Associates, L.P.
	(a)	Amount beneficially owned: -0-
	(b)	Percent of class: 0%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: -0-
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition: -0-
CALP, as the general partner of SBS, CCPDA and CCPSDA, shares the power to dispose of and the power to vote the Common Stock beneficially owned by SBS, CCPDA and CCPSDA. CALP does not directly own any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, CALP may be deemed to beneficially own the shares of Common Stock beneficially owned by SBS, CCPDA and CCPSDA. However, none of the foregoing should be construed in and of itself as an admission by CALP or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, CALP expressly disclaims beneficial ownership of shares of Common Stock owned by SBS, CCPDA and CCPSDA.

CUSIP No. 747301109	13G/A	Page 18 of 25 Pages

G.	Centerbridge Special Credit Partners, L.P. and Centerbridge Special Credit Partners General Partner, L.P.
	(a)	Amount beneficially owned: -0-
	(b)	Percent of class: 0%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: -0-
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: -0-
CSCP has the power to dispose of and the power to vote the shares of Common Stock beneficially owned by it, which powers may also be exercised by CSCPGP, its general partner. CSCPGP does not directly own any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, CSCPGP may be deemed to beneficially own the shares of Common Stock beneficially owned by CSCP. However, none of the foregoing should be construed in and of itself as an admission by CSCPGP or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, CSCPGP expressly disclaims beneficial ownership of shares of Common Stock owned by CSCP.

H.	Mark T. Gallogly and Jeffrey Aronson
	(a)	Amount beneficially owned: -0-
	(b)	Percent of class: 0%
	(c)	(i)	Sole power to vote or direct the vote: -0-
		(ii)	Shared power to vote or direct the vote: -0-
		(iii)	Sole power to dispose or direct the disposition: -0-
		(iv)	Shared power to dispose or direct the disposition of: -0-
Messrs. Gallogly and Aronson, whom, indirectly, through various intermediate entities control CCPGP, CCPOGP, CSCPGP, CALP, share power to vote the Common Stock beneficially owned by CCP, CCPM, SBS, CCPDA, CCPSDA and CSCP. Neither Mr. Gallogly nor Mr. Aronson directly owns any of the shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Act, each may be deemed to beneficially own the shares of Common Stock beneficially owned by CCP, CCPM, SBS, CCPDA, CCPSDA and CSCP. However, none of the foregoing should be construed in and of itself as an admission by Messrs. Gallogly or Aronson or by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Mr. Gallogly and Mr. Aronson expressly disclaims beneficial ownership of shares of Common Stock owned by any of CCP, CCPGP, CCPM, CCPOGP, SBS, CCPDA, CCPSDA, CALP, CSCP and CSCPGP.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [x]

CUSIP No. 747301109	13G/A	Page 19 of 25 Pages

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP
Not applicable.

Item 10.	CERTIFICATION

Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 747301109	13G/A	Page 20 of 25 Pages

SIGNATURES

After reasonable inquiry and to the best of his or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: February 16, 2016

CENTERBRIDGE CREDIT PARTNERS, L.P.

By:	Centerbridge Credit Partners
General Partner, L.P., its general partner

By:	Centerbridge Credit Cayman GP, Ltd.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS
GENERAL PARTNER, L.P.

By:	Centerbridge Credit Cayman GP, Ltd.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS
MASTER, L.P.

By:	Centerbridge Credit Partners Offshore
General Partner, L.P., its general partner

By:	Centerbridge Credit Cayman GP, Ltd.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS
OFFSHORE GENERAL PARTNER, L.P.

By:	Centerbridge Credit Cayman GP, Ltd.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CUSIP No. 747301109	13G/A	Page 21 of 25 Pages

CENTERBRIDGE ASSOCIATES, L.P.

By:	Centerbridge GP Investors, LLC,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS, L.P.

By:	Centerbridge Special Credit Partners
General Partner, L.P.,
its general partner

By:	CSCP II Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT
PARTNERS GENERAL PARTNER, L.P.

By:	CSCP II Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.

By:	Centerbridge Associates, L.P.,
its general partner

By:	Centerbridge GP Investors, LLC,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CUSIP No. 747301109	13G/A	Page 22 of 25 Pages

CENTERBRIDGE CAPITAL PARTNERS

STRATEGIC DEBT ACQUISITION, L.P.

By:	Centerbridge Associates, L.P.,
its general partner

By:	Centerbridge GP Investors, LLC,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS DEBT
ACQUISITION, L.P.

By:	Centerbridge Associates, L.P.,
its general partner

By:	Centerbridge GP Investors, LLC,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

/s/ Mark T. Gallogly
MARK T. GALLOGLY

/s/ Jeffrey H. Aronson
JEFFREY H. ARONSON

CUSIP No. 747301109	13G/A	Page 23 of 25 Pages

EXHIBIT 1

JOINT FILING AGREEMENT
PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED: February 16, 2016

CENTERBRIDGE CREDIT PARTNERS, L.P.

By:	Centerbridge Credit Partners
General Partner, L.P., its general partner

By:	Centerbridge Credit Cayman GP, Ltd.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS
GENERAL PARTNER, L.P.

By:	Centerbridge Credit Cayman GP, Ltd.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CREDIT PARTNERS
MASTER, L.P.

By:	Centerbridge Credit Partners Offshore
General Partner, L.P., its general partner

By:	Centerbridge Credit Cayman GP, Ltd.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CUSIP No. 747301109	13G/A	Page 24 of 25 Pages

CENTERBRIDGE CREDIT PARTNERS
OFFSHORE GENERAL PARTNER, L.P.

By:	Centerbridge Credit Cayman GP, Ltd.,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE ASSOCIATES, L.P.

By:	Centerbridge GP Investors, LLC,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT PARTNERS, L.P.

By:	Centerbridge Special Credit Partners
General Partner, L.P.,
its general partner

By:	CSCP II Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE SPECIAL CREDIT
PARTNERS GENERAL PARTNER, L.P.

By:	CSCP II Cayman GP Ltd., its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CUSIP No. 747301109	13G/A	Page 25 of 25 Pages

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.

By:	Centerbridge Associates, L.P.,
its general partner

By:	Centerbridge GP Investors, LLC,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS

STRATEGIC DEBT ACQUISITION, L.P.

By:	Centerbridge Associates, L.P.,
its general partner

By:	Centerbridge GP Investors, LLC,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

CENTERBRIDGE CAPITAL PARTNERS DEBT
ACQUISITION, L.P.

By:	Centerbridge Associates, L.P.,
its general partner

By:	Centerbridge GP Investors, LLC,
its general partner

/s/ Jeffrey H. Aronson
Name: Jeffrey H. Aronson
Title: Authorized Signatory

/s/ Mark T. Gallogly
MARK T. GALLOGLY

/s/ Jeffrey H. Aronson
JEFFREY H. ARONSON